EXHIBIT 10.1

I confirm that I have been informed of and fully understand the material negative impact caused by the COVID-19 pandemic on the business and financial health of PVH Corp. I accept the 100% reduction of my base salary for so long as the COVID-19 crisis continues. I understand that my forbearance of my base salary will end once the crisis is over, as determined in conjunction with the Compensation Committee of the Board of Directors of PVH Corp. I also acknowledge and agree that my 2020 annual bonus award may have a significantly decreased payout opportunity, and equity awards made to me in 2020 may be of significantly reduced value on their grant date, in each case as compared to such types of awards made to me in previous years. I hereby waive any claim I might have under the Third Amended and Restated Employment Agreement, dated as of May 20, 2019, between PVH Corp. and me, any other document governing my employment, applicable law or otherwise and release PVH Corp. and its affiliates from any liability with respect to each of the foregoing. I understand that in all other instances, my employment agreement remains in full force and effect and the terms of my employment are unchanged, including its “at-will” nature.

Signature for acceptance:

              /s/ Emanuel Chirico
              Emanuel Chirico

              Date: April 7, 2020